UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

DISTRIBUTION SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 1700, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 611-9888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $1.00 par value	DSGR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On December 18, 2025, Distribution Solutions Group, Inc. (the “Company”) and certain of its subsidiaries entered into the Second Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), which amended and restated that certain Amended and Restated Credit Agreement, dated as of April 1, 2022 (the “Original Credit Agreement”), by and among the Company, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement provides for (i) a $400 million senior secured revolving credit facility, with a $25 million letter of credit subfacility and a $10 million swingline loan subfacility, and (ii) a $700 million senior secured initial term loan facility. In addition, the Amended and Restated Credit Agreement permits the Company to increase the commitments under the Amended and Restated Credit Agreement from time to time by up to $500 million in the aggregate, subject to, among other things, the receipt of additional commitments from existing and/or new lenders and pro forma compliance with the financial covenants in the Amended and Restated Credit Agreement. The revolving credit facility is available to be drawn in U.S. dollars, Canadian dollars and any other additional currencies that may be agreed upon.

The proceeds of the initial term loan and any revolving credit facility loans are to be used for working capital and general corporate purposes. The proceeds of any revolving credit facility loans may also be used for certain permitted acquisitions and payments. The Company intends to use the proceeds from the initial term loan to repay its existing $709 million outstanding under the Original Credit Agreement.

The loans under the Amended and Restated Credit Agreement bear interest, at the Company’s option, at a rate equal to (i) the Alternate Base Rate or the Canadian Prime Rate (each as defined in the Amended and Restated Credit Agreement), plus, in each case, an additional margin ranging from 0.00% to 1.75% per annum, depending on the total net leverage ratio of the Company and its restricted subsidiaries as of the most recent determination date under the Amended and Restated Credit Agreement or (ii) the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR (as defined in the Amended and Restated Credit Agreement), plus an additional margin ranging from 1.00% to 2.75% per annum, depending on the total net leverage ratio of the Company and its restricted subsidiaries as of the most recent determination date under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement further provides that the additional margin for the period from the Effective Date (as defined in the Amended and Restated Credit Agreement) until delivery of the Company’s financial statements and compliance certificate for the first full quarter ending after the Effective Date shall be 1.50% per annum for Alternate Base Rate or Canadian Prime Rate loans and 2.50% per annum for all other loans.

Certain closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees are payable to the lenders and the agents under the Amended and Restated Credit Agreement, including a commitment fee on the daily unused amount of the revolving credit facility that will accrue at a rate ranging from 0.15% to 0.35% per annum, depending on the total net leverage ratio of the Company and its restricted subsidiaries as of the most recent determination date under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement further provides that such commitment fee for the period from the Effective Date until delivery of the Company’s financial statements and compliance certificate for the first full quarter ending after the Effective Date shall accrue at a rate of 0.30% per annum.

Each of the loans under the Amended and Restated Credit Agreement mature on December 18, 2030, at which time all outstanding loans, together with all accrued and unpaid interest, must be repaid and the revolving credit facility commitments will terminate. The Company is required to repay principal on the initial term loan facility each quarter in the amount (subject to potential adjustment) of $8,750,000. The Company is also required to prepay the term loans with the net cash proceeds from any disposition of certain assets (subject to reinvestment rights) or from the incurrence of any unpermitted debt. The Company may borrow, repay and reborrow the revolving loans until December 18, 2030, prepay any of the term loans, and terminate any of the commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions and the reimbursement of certain lender costs in the case of prepayments of certain types of loans.

Subject to certain exceptions as set forth in the Amended and Restated Credit Agreement, the obligations of the Company and its U.S. subsidiaries under the Amended and Restated Credit Agreement are guaranteed by the Company and certain of the Company’s U.S. subsidiaries, and the obligations of each of the Company’s Canadian subsidiaries under the Amended and Restated Credit Agreement are guaranteed by certain of the Company’s Canadian subsidiaries.

Subject to certain exceptions as set forth in the Amended and Restated Credit Agreement, the obligations under the Amended and Restated Credit Agreement are secured by a first priority security interest in and lien on substantially all assets of the Company, each other borrower and each guarantor.

The Amended and Restated Credit Agreement contains various affirmative covenants. The Amended and Restated Credit Agreement also contains various covenants restricting (in each case, subject to certain exceptions as set forth in the Amended and Restated Credit Agreement) the ability of the Company and its restricted subsidiaries to: (i) dispose of assets; (ii) incur additional indebtedness, issue preferred stock and guarantee obligations; (iii) prepay other indebtedness; (iv) make certain restricted payments, including the payment of dividends; (v) create liens on assets or agree to restrictions on the creation of liens on assets; (vi) make investments, loans or advances; (vii) restrict dividends and distributions from subsidiaries; (viii) engage in mergers or consolidations; (ix) engage in certain transactions with affiliates; (x) amend the terms of any organizational documents or material indebtedness; (xi) change lines of business; or (xii) make certain accounting changes. The Amended and Restated Credit Agreement also includes financial maintenance covenants requiring the Company to maintain compliance with a consolidated minimum interest coverage ratio of 2.75 and a maximum total net leverage ratio of 4.25, each determined in accordance with the terms of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains various events of default (subject to exceptions, thresholds and grace periods as set forth in the Amended and Restated Credit Agreement), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) invalidity of guarantees; (viii) material judgments; (ix) certain ERISA matters; and (x) certain change of control events. Under certain circumstances, a default interest rate will apply on all obligations at a rate equal to 2.00% per annum above the applicable interest rate.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Amended and Restated Credit Agreement is hereby incorporated into this Item 2.03 by reference.

Item 7.01	Regulation FD Disclosure.

On December 22, 2025, the Company issued a press release announcing the entry into the Amended and Restated Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such other filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1#	Second Amended and Restated Credit Agreement, dated as of December 18, 2025, by and among Distribution Solutions Group, Inc., the other borrowers party thereto, the other loan parties party thereto, the lenders party thereto, and JPMorgan Chase Bank N.A., as administrative agent

99.1	Press release dated December 22, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#

Portions of this exhibit have been omitted pursuant to Item 601(a)(6) of Regulation S-K. The Company agrees to furnish supplementally a copy of such information to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTION SOLUTIONS GROUP, INC.
(Registrant)

Date: December 22, 2025	By:	/s/ Ronald J. Knutson
	Name:	Ronald J. Knutson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer